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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Surety Capital Corporation on Form S-8 (File No. 33-35415), Form S-8 (File No. 33-63695), Form S-8 (File No. 333-20615), Form S-3 (File No. 33-89264) and
Form S-3 (File No. 33-44893) of our report dated February 4, 1998, except as to the information presented in the last paragraph of Note 17, for which the date is March 17, 1998, on our audits of the consolidated financial statements of Surety Capital Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our Firm under the caption "Experts."



COOPERS & LYBRAND L.L.P.

Fort Worth, Texas
March 25, 1998